                                                                     Exhibit 3.4

[BPO PROPERTIES LOGO]

INTERIM REPORT TO SHAREHOLDERS
MARCH 31, 2003


FINANCIAL HIGHLIGHTS

                                                                                            THREE MONTHS ENDED MAR. 31
----------------------------------------------------------------------------------------------------------------------
(MILLIONS, EXCEPT PER SHARE AMOUNTS)                                                      2003                    2002
----------------------------------------------------------------------------------------------------------------------
RESULTS FROM OPERATIONS
Funds from operations prior to property gains                                           $   33                  $   30
Net income                                                                                  21                      71

PER DILUTED COMMON SHARE
Funds from operations prior to property gains                                           $ 1.07                  $ 0.99
Funds from operations and gains                                                         $ 1.07                  $ 3.27
Net income                                                                              $ 0.62                  $ 2.41
======================================================================================================================


DEAR FELLOW SHAREHOLDERS:

We are pleased to share with you the financial and operating results for the three months ended March 31, 2003. BPO Properties' performance in the first quarter of 2003 reflects the merits of our focus on premier office properties with long-term leases to high credit quality tenants, which continues to shield us from a slower leasing environment.

FINANCIAL RESULTS

For the three months ended March 31, 2003, funds from operations ("FFO") prior to property gains totalled $1.07 per share, compared with $0.99 per share for the same period in 2002. Total net income per share was $0.62 versus $2.41 a year ago. 2002 results included a gain on the sale of a 50% interest in Exchange Tower in Toronto of $65 million.

OPERATIONS REVIEW

BPO Properties achieved its financial and operating objectives for the first quarter of 2003 despite a more challenging leasing environment and pressure from sublet space, which continued to be a factor in most markets. BPO Properties' long-term lease profile and minimal lease maturities over the next few years, as well as below-market embedded rents, help to insulate the company from these market conditions, and positions the company for continued strong performance.

     BPO Properties leased approximately 260,000 square feet of space in the first quarter of 2003 despite a generally slower leasing environment:

- 170,000 square feet in Toronto, including the 100,000 square foot expansion and renewal in the HSBC Building to HSBC Bank of Canada; and

- 90,000 square feet in Calgary to Inter Pipeline Fund, Anadarko Canada Corp. and Star Oil & Gas.

     Subsequent to March 31, 2003, BPO Properties sold the retail and parking components at 100 Bloor Street West for C$57 million to a foreign real estate investor. Brookfield owns 50% of the recently-completed 57,500 square foot premier retail and 130-unit luxury condominium project in Toronto's most upscale retail neighborhood.


GOING PRIVATE TRANSACTION PROPOSED BY BROOKFIELD PROPERTIES

On April 28, 2003, Brookfield Properties Corporation announced a proposal to merge a subsidiary of Brookfield with BPO Properties Ltd.

APPROVAL REQUIREMENTS

In addition to regulatory and certain other approvals, completion of the merger transaction is subject to the approval of the common shareholders of BPO Properties (other than Brookfield). The proposed transaction will be voted upon by the shareholders of BPO Properties at its Annual and Special Meeting, which is scheduled for June 18, 2003.

INDEPENDENT COMMITTEE TO REVIEW PROPOSAL

The board of directors of BPO Properties has established a committee of independent directors to review and evaluate the Brookfield offer. The independent committee of the Board of Directors has retained RBC Capital Markets as its financial advisor and Davies Ward Phillips & Vineberg as its legal counsel to assist in evaluating the proposal.

     A circular is expected to be mailed to BPO Properties' shareholders prior to May 28, 2003 which will contain information concerning the transaction, the recommendation of BPO Properties' independent committee and the independent valuation of BPO Properties' common shares.

     In conjunction with the mailing of the circular, the 2002 annual report to shareholders including financial statements and management's discussion and analysis for the fiscal year ended December 31, 2002 will be mailed to shareholders. In the interim, an electronic version of the 2002 annual report is available on the company's website at www.bpoproperties.com, or on SEDAR at www.sedar.com.

OUTLOOK

A strong tenant base and long-term lease profile with contractual rental rate step-ups provide us with a solid foundation upon which to continue delivering on our financial and operating targets.


/s/ David D. Arthur
--------------------------------------
    David D. Arthur
    PRESIDENT AND CHIEF EXECUTIVE OFFICER

    May 22, 2003


2 / BPO PROPERTIES LTD.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

----------------------------------------------------------------------------------------------------------------------
UNAUDITED                                                                              MAR. 31                 Dec. 31
(MILLIONS)                                            Notes                               2003                    2002
----------------------------------------------------------------------------------------------------------------------
ASSETS
Commercial properties                                     2                            $ 1,125                 $ 1,122
Cash and cash equivalents                                                                  680                     667
Future income taxes                                                                         67                      74
Loans receivable                                                                            75                      74
Other assets                                                                                43                      39
----------------------------------------------------------------------------------------------------------------------
                                                                                       $ 1,990                 $ 1,976
======================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and other borrowings                            3                            $   695                 $   696
Accounts payable and other liabilities                                                      95                      98
Shareholders' equity                                      4                              1,200                   1,182
----------------------------------------------------------------------------------------------------------------------
                                                                                       $ 1,990                 $ 1,976
======================================================================================================================


THIS INTERIM REPORT CONTAINS "FORWARD-LOOKING STATEMENTS." THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "ESTIMATE" AND OTHER EXPRESSIONS WHICH ARE PREDICTIONS OF OR INDICATE FUTURE EVENTS AND TRENDS AND WHICH DO NOT RELATE TO HISTORICAL MATTERS IDENTIFY FORWARD-LOOKING STATEMENTS. RELIANCE SHOULD NOT BE PLACED ON FORWARD-LOOKING STATEMENTS BECAUSE THEY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM ANTICIPATED FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS INCLUDE GENERAL ECONOMIC CONDITIONS, INTEREST RATES, AVAILABILITY OF EQUITY AND DEBT FINANCING AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S CONTINUOUS DISCLOSURE DOCUMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                                                     Q1/2003 INTERIM REPORT / 3

CONSOLIDATED STATEMENT OF INCOME


UNAUDITED                                                                                   THREE MONTHS ENDED MAR. 31
----------------------------------------------------------------------------------------------------------------------
(MILLIONS, EXCEPT PER SHARE AMOUNTS)                                                              2003            2002
----------------------------------------------------------------------------------------------------------------------
COMMERCIAL PROPERTIES
Revenue                                                                                           $ 53            $ 64
Expenses                                                                                            27              32
----------------------------------------------------------------------------------------------------------------------
Net operating income                                                                                26              32
Loans and investment income                                                                         20              14
----------------------------------------------------------------------------------------------------------------------
                                                                                                    46              46
----------------------------------------------------------------------------------------------------------------------
EXPENSES
Interest expense                                                                                    11              14
Administrative and large corporation tax                                                             2               2
----------------------------------------------------------------------------------------------------------------------
Income before the following items                                                                   33              30
Gains on disposition of properties                                                                  --              65
----------------------------------------------------------------------------------------------------------------------
Income before undernoted                                                                            33              95
----------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                                                        5               5
Future income taxes and other non-cash items                                                         7              19
----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                        $ 21            $ 71
======================================================================================================================

NET INCOME PER COMMON SHARE - BASIC AND DILUTED
Net income prior to property gains                                                              $ 0.62          $ 0.56
Property disposition gains                                                                          --            1.85
----------------------------------------------------------------------------------------------------------------------
                                                                                                $ 0.62          $ 2.41
======================================================================================================================


CONSOLIDATED STATEMENT OF RETAINED EARNINGS


UNAUDITED                                                                                   THREE MONTHS ENDED MAR. 31
----------------------------------------------------------------------------------------------------------------------
(MILLIONS)                                                                                        2003            2002
----------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS, BEGINNING OF PERIOD                                                           $ 721           $ 565
Net income                                                                                          21              71
Preferred share dividends paid                                                                     (3)             (2)
----------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS, END OF PERIOD                                                                 $ 739           $ 634
======================================================================================================================


4 / BPO PROPERTIES LTD.

CONSOLIDATED STATEMENT OF CASHFLOW


UNAUDITED                                                                                   THREE MONTHS ENDED MAR. 31
----------------------------------------------------------------------------------------------------------------------
(MILLIONS)                                                                                 2003                   2002
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                 $ 21                   $ 71
Add (deduct)
  Depreciation and amortization                                                               5                      5
  Future income taxes                                                                         7                     19
  Gains on disposition of properties                                                         --                    (65)
  Tenant improvements                                                                        (3)                    (1)
  Other working capital, provisions and recoveries                                           (8)                   (53)
----------------------------------------------------------------------------------------------------------------------
                                                                                             22                    (24)
INVESTING ACTIVITIES
Commercial properties
  Development and redevelopment expenditures                                                 (5)                    (6)
  Disposition of properties, net                                                             --                    139
                                                                                             (5)                   133
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Debt arranged                                                                                --                      2
Debt amortization and repayments                                                             (1)                    (2)
Preferred share dividends paid                                                               (3)                    (2)
----------------------------------------------------------------------------------------------------------------------
                                                                                             (4)                    (2)
----------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                                        13                    107
Cash and cash equivalents, beginning of period                                              667                    393
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                                  $ 680                  $ 500
======================================================================================================================

                                                     Q1/2003 INTERIM REPORT / 5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

These consolidated interim financial statements should be read in conjunction with the company's most recent annual consolidated financial statements that include information necessary or useful to understanding of the company's businesses and financial statement presentations. The consolidated interim financial statements follow the same accounting policies and methods of application as the most recent annual consolidated financial statements. The quarterly financial statements are unaudited. Financial information in this Report reflects any adjustments that are, in the opinion of management, necessary to a fair statement of results for the interim periods in accordance with generally accepted accounting principles ("GAAP") in Canada. Certain prior year amounts have been restated or reclassified to conform to the current year's presentation.

NOTE 2. COMMERCIAL PROPERTIES

At March 31, 2003, the company's property portfolio is comprised of interests in 19 commercial properties and development sites totalling approximately 15 million square feet of space, in which BPO Properties has a net interest in approximately 8 million square feet.

----------------------------------------------------------------------------------------------------------------------
                                          Net Rentable               Owned             MAR. 31                 Dec. 31
                                                  Area            Interest                2003                    2002
----------------------------------------------------------------------------------------------------------------------
                                           000'S SQ.FT.        000'S SQ.FT.           MILLIONS                MILLIONS
Office properties                               11,632               6,457               $ 932                   $ 934
Retail properties                                  149                 149                  10                      10
----------------------------------------------------------------------------------------------------------------------
                                                11,781               6,606                 942                     944
Development properties                           2,770               1,111                 183                     178
----------------------------------------------------------------------------------------------------------------------
                                                14,551               7,717             $ 1,125                 $ 1,122
======================================================================================================================


NOTE 3. MORTGAGES AND OTHER BORROWINGS

Mortgages and other borrowings consist primarily of commercial property mortgages which are secured by specific properties without recourse to the company. 95% of the debt payable is on a fixed interest rate basis. Contractual mortgage principal repayments at March 31, 2003 are as follows:

----------------------------------------------------------------------------------------------------------------------
                               Weighted Average
                               Interest Rate at   Remainder                                            2008 &
(MILLIONS)                        Mar. 31, 2003        2003          2004     2005    2006     2007    Beyond    Total
----------------------------------------------------------------------------------------------------------------------
Mortgages and other borrowings            7.0%         $ 12          $ 51     $ 51    $ 12     $ 55     $ 514    $ 695
======================================================================================================================


NOTE 4. SHAREHOLDERS' EQUITY

Consolidated statement of changes in shareholders' equity follows:

                                               MAR. 31, 2003                              DEC. 31, 2002
----------------------------------------------------------------------------------------------------------------------
                                 PREFERRED   COMMON   RETAINED              Preferred    Common     Retained
(MILLIONS)                          SHARES   SHARES   EARNINGS        TOTAL    Shares    Shares     Earnings     Total
----------------------------------------------------------------------------------------------------------------------
Balance, beginning of period         $ 382     $ 79      $ 721      $ 1,182     $ 382      $ 79        $ 565   $ 1,026
Net income                              --       --         21           21        --        --          167       167
Preferred share dividends paid          --       --         (3)          (3)       --        --          (11)      (11)
----------------------------------------------------------------------------------------------------------------------
Balance, end of period               $ 382     $ 79      $ 739      $ 1,200     $ 382      $ 79        $ 721   $ 1,182
======================================================================================================================


6 / BPO PROPERTIES LTD.

NOTE 5. FUNDS FROM OPERATIONS (FFO) AND GAINS PER SHARE

                                                                                           THREE MONTHS ENDED MAR. 31
----------------------------------------------------------------------------------------------------------------------
(MILLIONS, EXCEPT PER SHARE AMOUNTS)                                    2003                                      2002
----------------------------------------------------------------------------------------------------------------------
FFO PER COMMON SHARE - BASIC AND DILUTED
FFO prior to property gains                                           $ 1.07                                    $ 0.99
Property disposition gains                                                --                                      2.28
----------------------------------------------------------------------------------------------------------------------
                                                                      $ 1.07                                    $ 3.27
======================================================================================================================


NOTE 6. SEGMENTED INFORMATION

The company's operations are focussed primarily on the investment in commercial office and retail properties in Canada. The following summary represents financial information for the company's principal areas of business:

                                                         RETAIL & DEVELOPMENT
                                    OFFICE PROPERTIES         PROPERTIES        LOANS & OTHER            TOTAL
----------------------------------------------------------------------------------------------------------------------
                                     MAR. 31   Dec. 31   MAR. 31     Dec. 31     MAR. 31  Dec. 31   MAR. 31    Dec. 31
(MILLIONS)                              2003      2002      2003        2002        2003     2002      2003       2002
----------------------------------------------------------------------------------------------------------------------
Carrying value                         $ 932     $ 934     $ 193       $ 188       $ 865    $ 854   $ 1,990    $ 1,976
======================================================================================================================

                                                        RETAIL & DEVELOPMENT
                                     OFFICE PROPERTIES       PROPERTIES           LOANS & OTHER           TOTAL
----------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED                   MAR. 31   Mar. 31   MAR. 31     Mar. 31     MAR. 31  Mar. 31   MAR. 31    Mar. 31
(MILLIONS)                              2003      2002      2003        2002        2003     2002      2003       2002
----------------------------------------------------------------------------------------------------------------------
Property revenue                        $ 49      $ 54       $ 4        $ 10        $ --    $  --      $ 53       $ 64
Property expenses                        (24)      (27)       (3)         (5)         --       --       (27)       (32)
----------------------------------------------------------------------------------------------------------------------

Net operating income                      25        27         1           5          --       --        26         32
Loans and investment income               --        --        --          --          20       14        20         14
----------------------------------------------------------------------------------------------------------------------

erating income                            25        27         1           5          20       14        46         46
Interest expense                         (11)     (14)        --          --          --                (11)       (14)
Administrative expenses
  and large corporation tax               (2)      (2)        --          --          --        --       (2)        (2)
Gains on disposition                      --       65         --          --          --        --       --         65
Depreciation and amortization             (5)      (5)        --          --          --        --       (5)        (5)
Future income taxes
  and other non-cash items                --       --         --          --          --        --       (7)       (19)
----------------------------------------------------------------------------------------------------------------------
Net income                              $  7     $ 71        $ 1        $  5        $ 20     $  14     $ 21       $ 71
----------------------------------------------------------------------------------------------------------------------
Capital investments                     $  3     $  3        $ 5        $  4        $ --     $  --     $  8       $  7
======================================================================================================================


NOTE 7. GUARANTEES

The company provided income guarantees to the co-owners in connection with the sale of certain properties. The guarantees are based on a specified level of contractual occupancy until July 2007 and a specified rate of return until July 2005. Based on estimated levels of contractual occupancy and rate of return, the company has provided for potential payments of $5 million at the time of sale. The company has also agreed to indemnify its directors and certain of its officers. Historically, the company has not made any significant payments under such indemnification agreements.

                                                     Q1/2003 INTERIM REPORT / 7

CORPORATE INFORMATION


SHAREHOLDER INQUIRIES

Investor relations and media inquiries should be directed to the Investor Relations Department at (416) 359-8593. Inquiries regarding financial results should be directed to Steven J. Douglas, Senior Vice President and Chief Financial Officer at (416) 369-2300.

     Shareholder questions relating to shares, preferred shares, dividends, address changes and share certificates should be directed to the company's Transfer Agent:

     CIBC MELLON TRUST COMPANY
     By mail:     P.O. Box 7010, Adelaide Street Postal Station, Toronto,
                  Ontario, M5C 2W9
     By courier:  199 Bay Street, Commerce Court West, Securities Level,
                  Toronto, Ontario, M5L 1G9
                  Attention: Courier Window
     Tel:         (416) 643-5500
     Toll free:   (800) 387-0825 (throughout North America)
     Fax:         (416) 643-5501
     Website:     www.cibcmellon.com
     E-mail:      inquiries@cibcmellon.com


BPO PROPERTIES LTD.

BPO Properties Ltd. is a Canadian real estate company focussed on the ownership and value enhancement of premier office properties. The current property portfolio is comprised of interests in 19 commercial properties and development sites totalling 15 million square feet. The company's objective is to realize superior financial returns for shareholders by enhancing the value of its real estate assets and by making opportunistic investment in new assets. BPO Properties common shares trade on the TSX under the symbol BPP. Further information about the company can be found on our website at www.bpoproperties.com.


HEAD OFFICE

BCE Place, 181 Bay Street
Suite 330, P.O. Box 770
Toronto, Ontario   M5J 2T3

Tel: (416) 359-8555
Fax (416) 359-8596

Website: www.bpoproperties.com


                              [BPO PROPERTIES LOGO]